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                                                                   EXHIBIT 10.33

                     LEASING OPERATIONS SUPPLIER AGREEMENT
                           (PRODUCTS AND/OR SERVICES)

      This Agreement is entered into this 11th day of September____________________, 2003, between Wal*Mart Stores, Inc. of Bentonville, Arkansas ("Wal*Mart") and H&R Block Services, Inc. and its subsidiaries ("Supplier"). WHEREFORE, Wal*Mart agrees to make space available in certain Wal*Mart stores for Supplier's tax return preparation services (the "Promotion") and Supplier agrees to pay fees and rent to Wal*Mart upon the following terms and conditions:

1. SERVICE. Supplier agrees to market the Promotion to its independently owned and operated franchisees as well as to its company-owned stores. Supplier has been designated as an approved Wal*Mart Other Income Supplier and will be allowed to offer its Promotion to store managers of stores designated by the Wal*Mart Other Income Department, in its sole discretion, and identified in the attached Exhibit A. The list of stores on Exhibit A shall be revised by September 15 of each year in the year preceding the Tax Season (as defined below). Each store in which the Promotion was actually operated, to the satisfaction of Wal*Mart Operations, shall remain on the list of stores in Exhibit A in subsequent years.

      Supplier, will secure approvals for each location from the store manager and Wal*Mart Stores Operations between July 1 and September 15th of the year preceding the Tax Season. Supplier shall use reasonable business efforts to conduct the Promotion at each of the store locations listed on Exhibit A. Supplier will provide Wal*Mart with a final list of all secured locations not later than September 18th prior to the Tax Season, which shall comprise Exhibit B hereto. In the event Wal*Mart elects to close an assigned store(s), Wal*Mart will give the Supplier thirty (30) days prior written notice of such closing. Wal*Mart shall use reasonable business efforts to provide a substitute location, but shall not be held responsible for any lost income to Supplier, its affiliates, subsidiaries, employees, franchisees, agents, or assigns. If a closing occurs during Tax Season, then Supplier shall not be obligated to make future rental payments with respect to the location and Wal*Mart shall return to the Supplier the pro-rata portion of all Base Rent received for periods in which Supplier did not occupy the location and no substitute location is taken by Supplier. Supplier shall operate its promotion during Tax Season only. The term "Tax Season" means the period beginning not earlier than January 2 nor later than January 15th and ending on April 15th (or such later date as the Internal Revenue Service permits the filing of federal income tax returns without extension). Each year during the Term, Wal*Mart shall grant Supplier access to the store on or after December 28th for the purpose of constructing and equipping the Sites. Thereafter, Supplier shall have access to each Site during all hours when the store is open to Wal*Mart associates. Supplier will remove all of its furnishings and equipment used at a Site within 5 days after the end of each Tax Season of each year during the Term.

2. TERM. The term of this Agreement shall commence on the date the Agreement is signed and shall end on May 30, 2005 unless terminated earlier in accordance with provisions of Section 19. It is also agreed and understood that Wal*Mart shall have the right to propose a new commission schedule in advance of the 2005 Tax Season (but no later than July 1, 2004) and that Supplier shall have thirty
(30) days to accept said new commission schedule or terminate the Agreement, provided however that no such new commission scheduled shall contain rents in excess of 130% of the current rents. In the event that Supplier or Supplier's franchisee does not generate at least thirty-five thousand dollars

[SEAL]

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($35,000) of gross revenue at any Site during the Tax Season, then Supplier may de-list that Site from the list of stores on Exhibit A.

3. LOCATION. Supplier will be allotted space for a 6 ft. X 15 ft kiosk (the "Site") approximately ninety (90) square feet in the approved area in each Wal*Mart Store and Supercenter identified on Exhibit B attached hereto. For each store designated on Exhibit A, Wal*Mart will assign up to three potential Site locations as set forth on Exhibit C, and which shall be subject to the Store Manager's approval. In the event a Site(s) is not available or unacceptable to Supplier, Wal*Mart shall be under no obligation to provide a substitute location nor shall Wal*Mart be held responsible for any lost income to Supplier its affiliates, subsidiaries, employees, franchisees, agents, or assigns. After the kiosk is located in a store with the Store Manager's approval, if the Store Manager requests that Supplier relocate its kiosk to another part of the store during the Tax Season, then Wal*Mart shall reimburse Supplier for the direct cost of relocating the kiosk, including the cost of moving and reestablishing telecom, power or any other utility to the kiosk.

4. INDEMNIFICATION.

      (a) Supplier agrees to indemnify, defend and hold harmless Wal*Mart, its affiliates, subsidiaries, successors and assigns and their officers, directors, agents and employees, from and against any and all losses, damages, injuries, claims, suits, demands, judgments, decrees, costs, expenses, and liabilities, including but not limited to attorneys' fees and court costs, for property damage, economic injury, and personal injury, including death, which may be suffered, incurred or asserted by any person in connection with or arising out of any act or omission of Supplier its affiliates, subsidiaries, employees, franchisees, agents, or assigns from the breach of this Agreement, and/or from the operation of the Promotion.

      (b) Wal*Mart agrees to indemnify, defend and hold harmless Supplier, its affiliates, franchisees, subsidiaries, successors and assigns and the officers, directors, agents and employees of each from and against any and all losses, damages, injuries, claims, suits, demands, judgments, decrees, costs, expenses and liabilities, including, but not limited to, reasonable attorneys' fees and court costs, for property damage and personal injury, including death, which may be suffered, incurred or asserted by any person arising solely out of any act or omission of Wal*Mart, and/or the operation of the store in which the Site is located. It being expressly understood that under no circumstances will Wal*Mart be liable to Supplier, its affiliates, subsidiaries, employees, franchisees, agents, or assigns for lost profits.

5. INSURANCE. Supplier agrees to provide comprehensive general liability insurance, including insurance against assumed or contractual liability, insuring the activities of Supplier, its affiliates, subsidiaries, employees, franchisees, agents, or assigns agents, in the following amounts: Product Liability-Two Million Dollars ($2,000,000.00) per occurrence, Malpractice/Errors and Omissions - Two Million Dollars ($2,000,000.00) per occurrence, and General Liability (Bodily Injury and Property Damage) - Two Million Dollars ($2,000,000.00) per occurrence. Such insurance shall be primary, non-contributory, and not excess coverage and shall name Wal*Mart Stores, Inc., its subsidiaries and its affiliates, as additional insureds. Supplier agrees to keep this insurance in full force and effect during the term of this Agreement and shall provide Wal*Mart with ten (10) days prior written notice of any cancellation or material change. Supplier shall provide Wal*Mart with a Certificate of Insurance evidencing such coverage at least seven (7) days prior to the commencement of its activities on the Wal*Mart premises pursuant to this Agreement. Supplier shall maintain Workers' Compensation or a signed waiver for Workers' Compensation for all employees who work at the Sites. Supplier

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warrants that insurance coverage in accordance with this paragraph shall be maintained in force and effect for each store location at which the Promotion is conducted.

6. SUPPLIER AND/OR EMPLOYEES. Supplier and its employees are not Wal*Mart associates. They will not receive any of the benefits available to Wal*Mart associates including but not limited to the associate discount on merchandise purchased at any Wal*Mart store. Supplier may offer discounts to Wal*Mart associates on such terms as Supplier, in its discretion, might determine.

7. INDEPENDENT CONTRACTOR. It is expressly understood and agreed that the relationship created between Supplier and Wal*Mart by this Agreement is that of independent contractor, and except as set forth in this Agreement, neither party shall have the right to direct and control the day-to-day activities of the other or to create or assume any obligation on behalf of the other party for any purpose whatsoever. Nothing in this Agreement shall be deemed to constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking, and neither party shall be determined hereby to be the owner of the assets, customers or business of the other. Except as set forth in this Agreement, all financial obligations associated with each party's business are the sole responsibility of that party.

8. TAX NUMBERS AND OPERATOR'S LICENSES. Supplier agrees to secure all sales tax numbers, operator's licenses, and any other licensing in accordance with applicable law as may be required by local, state, and/or federal authorities. Wal*Mart is not responsible for determining which tax numbers and licenses are required and shall not be liable for any fees, fines, or penalties imposed on Supplier for failure to obtain the necessary licenses and/or tax numbers. Supplier shall not use Wal*Mart's tax numbers and licenses. Supplier agrees it will pay all appropriate tax liabilities levied upon its operation of its Promotion.

9. MAINTENANCE. Supplier shall be responsible for maintenance of the Sites. Supplier agrees to keep its area clean, free of hazards and safe for customers and associates. Supplier shall not be responsible for maintenance of any areas outside the Sites, including, without limitation any condition pertaining to the buildings or the areas in or about the buildings at which the Promotion is located.

10. HOURS OF OPERATION. Supplier agrees that its Promotion will be operative and available to the public, at minimum, during following hours: During the periods from the first date of operating the Promotion until February 15 and from April 1 until the end of the Tax Season. Monday through Friday 9:00 a.m. to 9:00 p.m.; Saturday 9:00 a.m. to 5:00 p.m.; and for at least five hours on Sunday; and during the remainder of the Tax Season, Monday through Friday 9:00 a.m. to 6:00 p.m.; Saturday 9:00 a.m, to 5:00 p.m.; and for at least five hours on Sunday (unless prohibited by local law). Any variance in working hours must have the prior approval of the Wal*Mart store manager.

11. CONSTRUCTION. Supplier shall be responsible for any and all expenses, related to the construction of the kiosks on the Sites, including but not limited to demolition, electrical, carpentry, utilities, and plumbing. However, no changes to the premises will be allowed without the prior written consent of Wal*Mart. Supplier shall obtained all necessary permits required for construction and comply with all applicable building codes.

12. UTILITIES. Supplier shall be allowed to use existing electrical utility service at the store for basic operation of the Promotion at no additional charge over the amount set forth in section 16 below. Supplier shall, however, be responsible for its telephone equipment, installation, and charges.

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13. SIGNAGE. At all locations where Supplier the Promotion is conducted there shall exist conspicuous and clearly visible signage informing prospective customers: 1) that a free estimate for providing tax return preparation assistance to meet customers needs will be provided prior to the customer being committed to use Promotion services; 2) a toll free Telephone number where customers may address any problems and receive prompt response or resolution to the problem identified, and 3) the hours of operation. Wal*Mart hereby grants Supplier, its affiliates, its franchisees, and agents reasonable rights of access necessary to install and maintain mutually agreed upon signage promoting the Promotion within or on the assigned kiosk space at the assigned store.

14. LIABILITY AND RESPONSIBILITY FOR EQUIPMENT. Wal*Mart will not be responsible nor be held liable for any injury or damage to any person or property resulting from use, misuse, or failure of any equipment used by Supplier or any of its affiliates, subsidiaries, employees, franchisees, agents, or assigns even if such equipment is furnished, rented, or loaned to Supplier by Wal*Mart. The acceptance of use of any such equipment by Supplier or any of its employees or agents shall be construed to mean that Supplier accepts full responsibility for and agrees to indemnify Wal*Mart against any and all loss, liability, and claims for injury or damage whatsoever resulting from the use, misuse, or failure of such equipment.

15. ADOPTION OF WAL*MART POLICY. Supplier's employees will at all times, while on Wal*Mart's premises maintain a pleasant and courteous attitude toward customers. While on Wal*Mart property, Supplier's employees shall be subject to Wal*Mart Rules and Regulations. In addition, no smoking, food, or drink will be allowed on the sales floor, and personal appearance must be neat, clean and consistent with attire worn by the store's sales floor associates. Supplier will instruct each employee to refer to Wal*Mart management for details on these Rules and Regulations, Compliance with this provision will be in the sole discretion of Wal*Mart. Any employee of Supplier not in compliance with this provision will be immediately removed from Wal*Mart property upon notice to Supplier. Supplier shall conduct the Promotion consistent with Wal*Mart's policy of guaranteeing customer satisfaction.

16. RENT AND REPORT.

      (a) The base annual rent payable to Wal*Mart shall be as follows:

            (1) Supercenters:  The base annual rent shall be $6100 per Site.

            (2) Division 1 Stores: The base annual rent shall be $4500 per Site.

      (b) The annual incentive rent, if any, payable to Wal*Mart per Site shall be as follows:

            (1) Supercenters: The incentive rent shall be $500 if more than 450 federal tax returns are prepared at the Site; $1100 if more than 700 federal tax returns are prepared at the Site; $1700 if more than 950 federal tax returns are prepared at the Site; and $2300 if more than 1,450 federal tax returns are prepared at the Site.

            (2) Division 1 Stores: The incentive rent shall be $250 if more than 350 federal tax returns are prepared at the Site, $600 if more than 600 federal tax returns are prepared at the Site; and $950 if more than 850 federal tax returns are prepared at the site.

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      (c) Base annual rent is due and payable by Supplier in three equal installments: on or before January 31; February 28; and March 31 of each year during the Term. Incentive rent, if any is due and payable by Supplier on or before the May 30 of each year during the Term. Reports showing the number of tax returns prepared for the month(s) shall be submitted on or before the date each incentive rent payment is due. All reports shall be submitted to Wal*Mart leasing operations and all payments made via wire transfer to the following account Wachovia National Bank, Charlotte, NC, ABA No. 053000219, Account Name Wal-Mart Stores, Inc., Account No.: 2079900144516, OBI: Denise West (479) 273-8562. H&R Block,
      Inc. guarantees all payments due to Wal*Mart hereunder. The failure to make timely payment of an amount due to Wal*Mart hereunder shall constitute a material breach of this Agreement.

17. AUDIT. At Wal*Mart's expense, Wal*Mart may audit such books and records of Supplier its affiliates, subsidiaries, employees, franchisees, or assigns necessary to determine the number of federal tax returns prepared or gross revenue generated at each Site. Notwithstanding the foregoing, Wal*Mart shall not be entitled to review any taxpayer information, and all Customer files and Customer information shall remain the property of Supplier. Wal*Mart shall give Supplier at least seven days notice of any such audit, and all such audits shall be conducted during regular business hours unless the parties otherwise agree. Wal*Mart shall not attempt to schedule any audit to take place during the Tax Season. The audit shall be conducted at the place where the records relating to tax returns prepared at the Site(s) are maintained.

18. ASSIGNMENT/TRANSFER. No assignment or transfer of the rights granted Supplier under this Agreement shall be made without the prior written consent of Wal*Mart. Any transfer of 51% or more of the ownership of Supplier's rights in the Promotion shall be deemed an assignment. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Notwithstanding the foregoing, Supplier may assign and delegate to its franchisee(s) and to affiliates which operate the Promotion in certain territories those rights and obligations of Supplier hereunder necessary for the operation of the Promotion for specific Sites. Such assignment and delegation shall not require any consent of Wal*Mart; as long as each franchise assignee executes a document in form substantially similar to that attached as Exhibit D, by which such assignee agrees to be bound by all the terms and provisions hereof. No such assignment shall relieve Supplier, as between Supplier and Wal*Mart, from liability for breach of this Agreement, or for any payment due to Wal*Mart hereunder whether breach is by Supplier or any such assignee or franchisee.

19. TERMINATION. Wal*Mart may, without liability, terminate this Agreement for cause by providing written notice thereof to Supplier. Where notice is provided in accordance with this Section, all equipment belonging to Supplier shall be removed from Wal*Mart property within 15 days of receiving notice. All costs of such removal shall be the responsibility of Supplier. In the event Supplier fails to remove its equipment, Wal*Mart may, at its option, consider said equipment to be abandoned and dispose of the equipment by any reasonable means necessary to free the space and charge Supplier with all related costs. Within 60 days following the end of the Tax Season, Supplier, at its expense, will prepare and conduct a survey of store managers of the stores at which the Promotion was conducted to measure the store managers' satisfaction with the conduct of the Promotion. Wal*Mart shall have the right to approve the survey design and substance. Notwithstanding anything to the contrary contained herein, Wal*Mart shall have the right to de-list from Exhibit A any store location for which Supplier receives an unsatisfactory survey score, and if unsatisfactory scores are received for 15% or more of all stores, then Wal*Mart shall have the right to terminate this Agreement.

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20. FINANCIAL SERVICES. Supplier covenants and warrants that neither it nor its affiliates, subsidiaries, employees, franchisees, agents, or assigns shall directly offer any financial services in any Wal*Mart store to Wal*Mart customers or shoppers other than the tax return preparation services that are provided as a part of the Promotion. Notwithstanding the foregoing, Wal*Mart acknowledges that Supplier may contact any of its clients outside of any Wal*Mart store about the client's interest in financial services and may offer in the course of the Promotion its refund settlement products including, without limitation, refund anticipation loans, refund anticipation checks and IRA's. Any breach of this section shall be deemed a material breach of this Agreement entitling Wal*Mart to terminate this Agreement as to the Site(s) where the breach(es) occurred, In addition, in the event that Wal*Mart properly issues ten or more such notices to Supplier pursuant to this Section 20 during a Tax Season Wal*Mart shall be entitled to terminate this Agreement pursuant to Section 19.

21. GOVERNING LAW; JURISDICTION; VENUE. This Agreement shall be governed by and construed in accordance with the laws of the State of Arkansas, without regard to the internal law of Arkansas regarding conflicts of laws. The parties mutually consent and submit to the exclusive jurisdiction of the federal and state courts for Benton or Washington County, Arkansas, and agree that any action, suit or proceeding concerning this Agreement or any of the related agreements which may be entered into between Wal*Mart and Supplier shall be brought only in the federal or state courts for Benton or Washington County, Arkansas. The parties mutually acknowledge and agree that they will not raise, in connection with any such suit, action or proceeding brought in any federal or state court for Benton or Washington County, Arkansas, any defense or objection based upon lack of personal jurisdiction, improper venue, or inconvenience of forum. The parties acknowledge that they have read and understand this clause and agree willingly to its terms, and Supplier acknowledges that it has received consideration for agreeing to its terms.

22. NOTICES. Any notice of breach or termination of this Agreement by either party shall be in writing and addressed as follows and shall be deemed given when delivered in person or by courier or on the third business day after being mailed, postage prepaid, by certified mail, return receipt requested. Any other notice given in connection with this Agreement shall be in writing and addressed as follows and shall be deemed given when first class mail is received:

      If to Wal*Mart:           Wal*Mart Stores, Inc.
                                Attention: Leasing Operations
                                1300 SE 8th Street
                                Bentonville, AR 72716-0850

      With a copy to:           Wal*Mart Stores, Inc. Legal Department
                                Attention: General Counsel - Division
                                1 702 S.W. 8th Street
                                Bentonville, AR 72712-0185

      If to Supplier:           H&R Block Tax Services, Inc.
                                Attention: Director- Field Real Estate
                                4400 Main St.
                                Kansas City, MO 64111

      With a copy to:           H&R Block Tax Services, Inc.

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                                Attn: Legal Department
                                4400 Main St.
                                Kansas City, MO 64111

23. USE OF WAL*MART'S NAME. Supplier understands that listing Wal*Mart as a customer has value and therefore agrees that except as provided below, Supplier, its affiliates, subsidiaries, employees, franchisees, agents, or assigns will not use Wal*Mart's trade names, trademarks, service names, service marks, or logos without Wal*Mart's prior written consent. In addition, neither Supplier nor its affiliates, subsidiaries, employees, franchisees, agents, or assigns, will list Wal*Mart as a customer in any press releases, advertisements, trade shows, posters, reference lists, or similar public announcements without Wal*Mart's prior written permission. However, permission will not be required for Supplier to communicate to its potential customers that Supplier is engaged in the Promotion at participating locations. Supplier may also verbally reference Wal*Mart as a customer in private conversations with or private letters to prospective Supplier customers. Wal*Mart agrees that it will not use the Supplier's name without Supplier's permission, other than to advertise the fact that Supplier is engaged in the Promotion at participating Wal*Mart stores. Wal*Mart shall not permit advertising at any store where a Site is located by any person or entity, other than Supplier, relating to the operation of a tax preparation or related business at any other Wal*Mart store.

24. EXCLUSIVITY. Wal*Mart has or may have relationships with other Wal*Mart Other Income Suppliers, or other persons or entities, who or which are engaged in providing services and products similar to or competitive with the Promotion at certain Wal*Mart Stores; and Supplier has or may have relationships with other retailers to provide tax return preparation services at or from locations operated by such other retailers. Supplier and Wal*Mart agree that neither Wal*Mart's relationship with such other tax return preparation businesses, nor Supplier's relationship with such other retailers, gives rights of any kind to the other party to this Agreement. Notwithstanding the foregoing provisions of this Section, Wal*Mart agrees that it will not allow any person or entity other than Supplier to offer tax return preparation services (at any store from time to time designated on Exhibit A) provided, however, Wal*Mart shall not be prohibited from entering into relationships with other tax return preparation providers as to any stores listed on Exhibit A that Supplier has elected not to operate the Promotion at, or that Supplier has de-listed pursuant to paragraph 2 above, by September 18 of the year preceding the Tax Season

25. ENTIRE AGREEMENT. This Agreement, together with any exhibits, schedules or other writing attached hereto or incorporated by reference herein, constitute the entire agreement between the parties with respect to the subject matter of this Agreement, and all prior and contemporaneous negotiations, agreements and understandings are hereby superseded, merged and integrated into this Agreement.

26. NO CLAIM FOR LOST PROFITS. Supplier its affiliates, subsidiaries, employees, franchisees, agents, or assigns expressly waive any claim against Wal*Mart for lost profits and incidental and consequential damages in connection with this Agreement. Supplier its affiliates, subsidiaries, employees, franchisees, agents, or assigns agree that any damages as against Wal*Mart shall be limited to the amount paid to Wal*Mart hereunder, except that claims for indemnification under paragraph 4(b) shall not be subject to this limitation.

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Wal*Mart Stores, Inc.                          H&R Block Services, Inc.

By: /s/ Glenn Habern                           By: /s/ David Byers
   --------------------                           -----------------------
             Glenn Habern                                   David Byers
    Title: Senior Vice President,                  Title: Senior Vice President
           New Business Development

Date: 9-11-2003                                Date: 9.9.03
[SEAL]
WITNESS: [ILLEGIBLE]                           WITNESS: /s/ Thomas Moorehead
         -----------                                    --------------------
                                                        Thomas Moorehead

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